Exhibit 5.4

One Monument Square Portland, ME 04101-1110 207-791-1100 voice 207-791-1350 fax info@pierceatwood.com pierceatwood.com

June 2, 2009

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

Re:	OCV Fabrics US, Inc.

Ladies and Gentlemen:

We have acted as special Maine counsel for OCV Fabrics US, Inc., a Maine corporation (the “Company”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Articles of Incorporation of the Company, as certified by the office of the Secretary of State of the State of Maine (the “Secretary of State”), on June 1, 2009 (the “Articles of Incorporation”);

(b) The Bylaws of the Company as amended to date (as so amended, the “Bylaws”);

(c) The Unanimous Written Consent of the Board of Directors of the Company, dated as of June 1, 2009 (the “Consent”), relating to certain matters;

(d) The Registration Statement on Form S-3 (the “Registration Statement”), including a prospectus (the “Prospectus”), relating to the debt securities (as defined therein) of Owens Corning and the related guarantees thereof by the Company and certain of its affiliates, as proposed to be filed by Owens Corning, the Company and certain of their affiliates with the Securities and Exchange Commission on or about June 2, 2009;

(e) The Indenture, dated as of June 2, 2009, among Owens Corning, the Company, certain of their affiliates and the Trustee (as defined therein) (the “Indenture”); and

(f) A Certificate of Good Standing for the Company, dated May 28, 2009, obtained from the Secretary of State.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any

June 2, 2009

document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

We have assumed (a) the authenticity and completeness of documents purporting to be originals (whether examined in original or copy form), the conformity to originals of documents purporting to be photostatic copies of originals, and the genuineness of all signatures, (b) that each of the Trustee and the signatories to the Indenture other than the Company has all requisite power and authority and has taken all necessary corporate or other actions to execute and deliver the instruments and agreements to which it is a party and to effect the transactions contemplated thereby, (c) the accuracy and completeness of all statements contained in certificates of public officials, upon which we have relied in preparing this opinion, and (d) the completeness of all corporate records of the Company furnished to us, but which on their face appear to be complete.

In rendering the opinions set forth herein, we have also, with your approval, assumed the accuracy and completeness of all factual representations made by the parties in the Indenture and all statements of fact made to us by the Company. As to certain matters of fact not within our knowledge, we have relied solely on factual representations by the Company, and our opinion is, therefore, as to such factual matters, based solely thereon. We have not undertaken any independent investigation to verify any matters of fact, representations or statements made to us.

In rendering this opinion, we have relied as to matters of fact, without independent investigation, upon an Officer’s Certificate of the Company, dated the date hereof, certifying as to the Consent, the Articles of Incorporation, the Bylaws and certain other matters, as specified therein.

We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Maine (excluding the securities laws of the State of Maine), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Maine laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Maine as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing in good standing as a corporation under Maine law governing corporations.

June 2, 2009

2. Under the Maine Business Corporation Act, 13-C M.R.S. Section 101 et seq. (the “Act”), the Articles of Incorporation, the Bylaws and the Consent, the Company has all necessary corporate power and authority to execute and deliver the Indenture, and to perform its obligations thereunder. To the extent governed by the Act, the Indenture has been duly executed and delivered by the Company.

3. Under the Act, the Articles of Incorporation, the Bylaws and the Consent, the execution and delivery by the Company of the Indenture, and the performance by the Company of its obligations under the Indenture, have been duly authorized by all necessary corporate action on the part of the Company.

4. Under the Act, the Articles of Incorporation, the Bylaws and the Consent, the Company has all necessary corporate power and authority to file, or cause to be filed, with the Securities and Exchange Commission the Registration Statement, and the execution and filing thereof by the Company has been duly authorized by all necessary corporate action on the part of the Company.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to Sidley & Austin LLP’s relying as to matters of Maine law upon this opinion in connection with an opinion to be rendered by it on the date hereof. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,

/s/ PIERCE ATWOOD LLP